Exhibit 4.5.2

FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK

[October 26, 2011 Warrant]

THIS FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK (this “Amendment”’) is deemed effective as of July 27, 2012, by and between SVB FINANCIAL GROUP (“SVB Financial Group” or “Holder”) and CARBYLAN BIOSURGERY, INC., a Delaware corporation (the “Company”).

RECITALS

A.         The Company issued the Warrant to Purchase Stock to Silicon Valley Bank on October 26, 2011, which Silicon Valley Bank subsequently assigned to SVB Financial Group, (as the same may from time to time be further amended, modified, supplemented or restated, the “Warrant”).

B.         Silicon Valley has extended credit to the Company for the purposes permitted in the Loan and Security Agreement dated as of October 26, 2011 between the Company and Silicon Valley Bank, as amended (as amended, the “Loan Agreement”). In connection therewith, SVB Financial Group and the Company agree to amend the Warrant as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.         Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Warrant.

2.         Amendments to Warrant.

  2.1         Definitions.

(a)         The following definitions on page 1 of the Warrant are amended and restated in their entirety to read as follows:

Number of Shares: (i)	144,928 shares, plus (ii) if the Availability Extension Request (as defined in the Loan Agreement) is made, an additional 28,986 shares.

Expiration Date: July 27, 2022
Credit Facility:	This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Loan and Security Agreement dated as of October 26, 2011, as amended by that certain First Amendment to Loan and Security Agreement dated as of July 27, 2012 between Silicon Valley Bank and the Company (as amended, the “Loan Agreement”).

3.         General. Except as amended by the amendments set forth in Section 2 above, the Warrant remains in full force and effect. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment shall be deemed effective upon the due execution and delivery to SVB Financial Group of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Warrant to Purchase Stock to be duly executed and delivered as of the date first written above.

GOLD HILL		BORROWER

SVB Financial Group		Carbylan Biosurgery, Inc.

By:	/s/ Kevin Longo	By:	/s/ George Y. Daniloff
Name:	Kevin Longo	Name:	George Y. Daniloff

Title:	Relationship Manager	Title:	President & CEO

[First Amendment to October 26, 2011 Warrant]

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